TIFF INVESTMENT PROGRAM, INC.

                             TIFF MULTI-ASSET FUND


                     590 Peter Jefferson Parkway, Suite 250
                        Charlottesville, Virginia 22911


                             INFORMATION STATEMENT


       WE ARE NOT ASKING YOU FOR A PROXY. PLEASE DO NOT SEND US A PROXY.


     This information statement is being furnished to all persons owning shares ("members") of the TIFF Multi-Asset Fund (the "fund"), a series of the TIFF Investment Program, Inc. ("TIP"), to provide the members with information regarding an amendment to the money manager agreement (the "agreement") dated June 10, 2003, between K.G. Redding & Associates, LLC ("Redding") and TIP on behalf of the fund. At a board meeting held on March 2, 2004, TIP's board of directors (the "board") unanimously approved an amendment to the agreement (the "amendment") that, as more fully described below, replaces Redding's asset-based fee arrangement with a performance-based fee arrangement. The performance-based fee arrangement commenced on March 10, 2004.

     TIP was not required to obtain the approval of the fund's members before amending the agreement because TIP has obtained an exemptive order (the "order") from the Securities and Exchange Commission (the "SEC") exempting TIP from certain provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the regulations thereunder that would otherwise mandate such approval. The order permits TIP to enter into new agreements or amend existing agreements with money managers without obtaining member approval, but the exemption does not apply to the advisory agreement with TIP's investment advisor, TIFF Advisory Services, Inc. ("TAS"), formerly known as Foundation Advisers, Inc., or any amendments to such agreement. This information statement is being provided to all members of the fund as required by one of the conditions of the order.

     The board expects to mail this information statement to the members of the fund on or about May 7, 2004.

FUND INFORMATION

     As  of  April  1,  2004,  the  TIFF   Multi-Asset   Fund  had   outstanding
33,051,637.908 shares of common stock representing a total net asset value of $454,460,021.24, each dollar of net asset value being entitled to one vote.

TIFF Multi-Asset Fund
Preliminary Information Statement
Page 2


     As of April 1, 2004, to TIP's knowledge the following members owned beneficially 5% or more of the shares of common stock of the fund:


NAME AND ADDRESS                         AMOUNT AND NATURE              PERCENT
OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP        OF FUND
Methodist Children's Home
1111 Herring Avenue
Waco, TX 76708                           1,944,271.752 shares            5.9%

Carnegie Hero Fund Commission
425 Sixth Avenue, Suite 1640
Pittsburgh, PA  15219                    2,257,175.321 shares            6.8%

Shadyside Hospital Foundation
532 South Aiken Avenue, Suite 302
Pittsburgh, PA 15232                     2,424,804.000 shares            7.3%

The Greater New Orleans Foundation
1055 St. Charles Avenue, Suite 100
New Orleans, LA 70130                    2,603,297.551 shares            7.9%

William Caspar Graustein Memorial Fund
One Hamden Center
2319 Whitney Avenue
Hamden, CT 06518                         3,547,587.644 shares            10.7%

Robert College Foundation
276 Fifth Avenue, Suite 905
New York, NY 10001                       4,110,172.785 shares            12.4%

     TIP's annual report for the year ended December 31, 2003, was previously sent to members. An additional copy may be obtained, without charge, by contacting Tina Leiter, Secretary, c/o, TIFF Advisory Services Inc, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911, or by calling (800) 984-0084.

     TAS, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911, serves as the fund's investment advisor. TAS is a taxable organization operated on a not-for-profit basis and was formed by The Investment Fund for Foundations to facilitate investment by 501(c)(3) organizations in stocks, securities, and other assets. TAS is a registered investment advisor and serves as the advisor to TIP.

     Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, serves as the fund's administrator. EOS Fund Services LLC, 26 West 17th Street, Suite 601, New York, NY 10011, serves as the fund's operations monitoring agent. Quasar Distributors, LLC, 615 East Michigan Street, Milwaukee, WI, 53202, serves as the fund's distributor.

TIFF Multi-Asset Fund
Preliminary Informatino Statement
Page 3

BACKGROUND

     Since the fund commenced operations, TAS has served as its investment advisor pursuant to an investment advisory agreement. The investment advisory agreement for the fund provides, among other things, that TAS is responsible for identifying qualified money managers, negotiating the terms of the money manager agreements, and monitoring the activities and performance of the money managers.

     In accordance with the provisions of the investment advisory agreement, TAS recommended that Redding's asset-based fee arrangement be replaced with a performance-based fee arrangement as an inducement to Redding to continue to manage a portion of the fund's assets apart from its own commingled fund, on which it earns performance-based fees. The fees paid to Redding under the amendment are lower than those charged by Redding on its commingled fund. The fee structure is consistent with TIP's other performance-based fee arrangements, which fees must comply with the SEC's fulcrum fee requirements. These arrangements specify a base fee ("floor"), expressed as a percentage of net assets, a maximum fee ("cap"), and a fee formula that embodies the concept of a "fulcrum" fee, i.e., a fee midway between the minimum and the maximum. Actual fees paid to the money manager are proportionately related to performance above or below the fulcrum point. The formula is designed to augment the fee if the excess return of the manager's portfolio (i.e., its actual gross return less the total return of the portfolio's benchmark) exceeds a specified level and to reduce the fee if the portfolio's excess return falls below this level.

TERMS OF THE AGREEMENT AND THE AMENDED AGREEMENT

     As discussed more fully below, the terms of the agreement and the amended agreement (together, the "agreements") are identical except for the fee schedule.

     BASIC TERMS. The agreements provide that Redding is required to manage the portion of the fund's assets allocated to them by TAS (the "portfolio"), subject to the supervision and stated direction of TAS, and ultimately TIP's board, in accordance with the fund's investment objective and policies; make investment decisions for the portfolio; and place orders to purchase and sell securities on behalf of the fund. Redding's discretion to purchase and sell securities for the fund is further subject to written guidelines developed by TAS.

     The agreements have an initial term of two years and provide that they will thereafter continue in effect from year to year only if such continuation is specifically approved at least annually by (a) either (i) a vote of a majority of the board or (ii) a vote of a majority of the outstanding voting securities of the fund and (b) a vote of a majority of the fund's independent directors. The agreements provide that they may be terminated by the fund, by the board, by a vote of a majority of the outstanding voting securities of the fund, or by the money manager, in each case at any time upon 30 days' written notice to the other party. In addition, the agreements provide for their automatic termination in the event of their assignment.

     The agreements also provide that the fund will indemnify and hold Redding harmless against all damages, costs and expenses, including reasonable attorney's fees, incurred by Redding in the course of any threatened or actual litigation, arbitration or administrative proceedings brought by a shareholder, beneficiary, governmental agency, or any other person pertaining to the managed assets or otherwise relating to the agreements. However, the agreements provide that the fund shall not be liable in any such case to the extent that, in the final judgment of a court of competent jurisdiction, it is adjudicated that (i) Redding's action or omission was not prudent or otherwise violated the provisions of the agreements or applicable law or (ii) Redding's action or omission constituted willful misfeasance, bad faith, or gross

TIFF Multi-Asset Fund
Preliminary Information Statement
Page 4

negligence with respect to, or reckless disregard of, Redding's obligations and duties under the agreements.

     MONEY MANAGEMENT FEE. Under the current agreement, Redding is compensated on the basis of an asset-based fee arrangement. The manager receives 0.75% per year on the first $30 million of assets; and 0.50% on amounts above $30 million.

     The amended agreement replaces the asset-based fee structure with a performance-based fee arrangement according to the following formula: a floor of 50 basis points, a cap of 250 basis points, and a fulcrum fee of 150 basis points.

     For the period  beginning  June 19,  2003 and  ending  December  31,  2003,
Redding was paid $28,239 by the fund. The table below shows what the total management fees would have been if the performance-based fee arrangement described in the Redding amendment had been in place for the same period of operations and Redding had earned the minimum, fulcrum, and maximum fee.

LEVEL         REDDING AMENDMENT
Floor         $18,826
Fulcrum       $56,478
Cap           $94,129

INFORMATION REGARDING REDDING

     Redding provides professional real estate securities investment management to the fund and manages the assets of the fund that TIP allocates to it. Redding is a Chicago-based money management organization that has managed discretionary accounts and mutual funds for over 12 years. Redding employs a concentrated, long only, high alpha strategy combining the most attractively priced "core" real estate securities with a mix of fundamentally solid but under-followed, out-of-favor, or out-of-cycle real estate investment trusts that trade at significant discounts to underlying net asset value.

     The directors and officers of Redding and their principal occupations are set forth in the table below. The principal business address of Redding and of each director and principal executive officer, as it relates to his or her duties at Redding, is K.G. Redding & Associates, LLC, 744 N. Wells Street, Chicago, IL 60610.

NAME                       POSITION
Jason S. Baine             Principal
M. Katherine D'Esposito    Chief Financial Officer and Compliance Officer
Missy D. Lavender          Principal
Kim G. Redding             Chief Executive Officer
Nicholas D. Tannura        President

EVALUATION AND ACTION BY TIP DIRECTORS

     At a meeting held on March 2, 2004, the board approved the amended agreement providing that Redding's fees be based on performance, rather than on asset levels. In evaluating the amended

TIFF Multi-Asset Fund
Preliminary Information Statement
Page 5

agreement, the board analyzed several factors, among them Redding's organization, key personnel and the specific strategies that Redding employs in managing assets for the fund. Additionally, the board considered the fact that Redding had been managing a portion of the fund's assets since June 2003 and that the board and TAS were impressed by its rigorous approach to asset management. In the board's view, retaining Redding to serve as money manager of the fund, under the terms of the amendment, is desirable and in the best interests of the fund and its members. Accordingly, after consideration of all factors as it deemed relevant, the board, including a majority of the independent directors, approved the amendment for the fund.